As filed with the Securities and Exchange Commission on December 29, 1998
                                                               File No. 811-7529




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-1A

                             REGISTRATION STATEMENT
                                      UNDER
                     THE INVESTMENT COMPANY ACT OF 1940 [X]

                               AMENDMENT NO. 3          [X]

                         ASIAN SMALL COMPANIES PORTFOLIO
                         -------------------------------
               (Exact Name of Registrant as Specified in Charter)


                                24 Federal Street
                           Boston, Massachusetts 02110
                           ---------------------------
                    (Address of Principal Executive Offices)


                                 (617) 482-8260
                                 --------------
               Registrant's Telephone Number, including Area Code


                                 Alan R. Dynner
                 24 Federal Street, Boston, Massachusetts 02110
                 ----------------------------------------------
                     (Name and Address of Agent for Service)

     Throughout this Registration Statement, information concerning Asian Small Companies Portfolio (the "Portfolio") is incorporated herein by reference from Amendment No. 72 to the Registration Statement of Eaton Vance Growth Trust (File No. 2-22019 under the Securities Act of 1933, as amended (the "1933 Act"))(the "Amendment"), which was filed electronically with the Securities and Exchange Commission on December 22, 1998 (Accession No. 0000950156-98-000728). The Amendment contains the prospectus and statement of additional information ("SAI") of Eaton Vance Asian Small Companies Fund (the "Feeder Fund"), which invests substantially all of its assets in the Portfolio. The investment practices and policies of the Feeder Fund are substantially the same as those of the Portfolio.

                                     PART A

     Responses to Items 1, 2, 3, 5 and 9 have been omitted pursuant to Paragraph B 2.(b) of the General Instructions to Form N-1A.

ITEM 4. INVESTMENT  OBJECTIVES,  PRINCIPAL  INVESTMENT  STRATEGIES,  AND RELATED
RISKS

     The Portfolio is a diversified, open-end management investment company. Interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may be made only by U.S. and foreign investment companies, common or commingled trust funds, organizations or trusts described in Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     The Portfolio is not intended to be a complete  investment  program,  and a prospective investor should take into account its objectives and other investments when considering the purchase of an interest in the Portfolio. The Portfolio cannot assure achievement of its investment objective. Asian Region investments may offer higher potential for gains and losses than investments in the United States.

     Registrant incorporates by reference information concerning the Portfolio's
investment   objective  and   investment   practices  from  "Fund  Summary"  and
"Investment Objective, Policies and Risks" in the Feeder Fund prospectus.

ITEM 6.   MANAGEMENT, ORGANIZATION, AND CAPITAL STRUCTURE

     (a) Management

     Registrant incorporates by reference information concerning the Portfolio's management from "Management and Organization" in the Feeder Fund prospectus.

     (b) Capital Stock

     Registration incorporates by reference information concerning interests in the Portfolio from "Management and Organization" in the Feeder Fund SAI.

ITEM 7.  SHAREHOLDER INFORMATION

     (a) Pricing

     The net asset value of the Portfolio is determined only each day on which the New York Stock Exchange (the "Exchange") is open for trading ("Portfolio Business Day"). This determination is made each Portfolio Business Day as of the close of regular trading on the Exchange (currently 4:00 p.m., eastern time) (the "Portfolio Valuation Time"). Registrant incorporates by reference information concerning the computation of net asset value and valuation of Portfolio assets from "Valuing Shares" in the Feeder Fund prospectus.

     (b) and (c) Purchases and Redemptions

     As described above, interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. There is no minimum initial or subsequent investment in the Portfolio. The Portfolio reserves the right to cease accepting investment at any time or to reject any investment order. The placement agent for the Portfolio is Eaton Vance Distributors, Inc. ("EVD"), a wholly-owned subsidiary of Eaton Vance Management. The principal business address of EVD is 24 Federal Street, Boston, Massachusetts 02110. EVD receives no compensation for serving as the placement agent for the Portfolio.

     Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Portfolio Business Day as of the Portfolio Valuation Time. The value of each investor's interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, determined on the prior Portfolio Business Day, which represents that investor's share of the aggregate interests in the Portfolio on such prior day. Any additions or withdrawals for the current Portfolio Business Day will then be recorded. Each investor's percentage of the aggregate interests in the Portfolio will then be recomputed as the percentage equal to a fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio on the current Portfolio Business Day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio on the current Portfolio Business Day by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio for the current Portfolio Business Day.

     An investor in the Portfolio may withdraw all of (redeem) or any portion of (decrease) its interest in the Portfolio if a withdrawal request in proper form is furnished by the investor to the Portfolio. All withdrawals will be effected as of the next Portfolio Valuation Time. The proceeds of a withdrawal will be paid by the Portfolio normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days. The Portfolio reserves the right to pay the proceeds of a withdrawal (whether a redemption or decrease) by a distribution in kind of portfolio securities (instead of cash). The securities so distributed would be valued at the same amount as that assigned to them in calculating the net asset value for the interest (whether complete or partial) being withdrawn. If an investor received a distribution in kind upon such withdrawal, the investor could incur brokerage and other charges in converting the securities to cash. The Portfolio has filed with the Securities and

Exchange Commission (the "Commission") a notification of election on Form N-18F-1 committing to pay in cash all requests for withdrawals by any investor, limited in amount with respect to such investor during any 90-day period to the lesser of (a) $250,000 or (b) 1% of the net asset value of the Portfolio at the beginning of such period. Investments in the Portfolio may not be transferred.

     The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted or, to the extent otherwise permitted by the Investment Company Act of 1940, as amended (the "1940 Act"), if an emergency exists, or during any other period permitted by order of the Commission for the protection or investors.

     (d) Dividends and Distributions

     The Portfolio will allocate at least annually among its investors each investor's distributive share of the Portfolio's net taxable (if any) and tax-exempt investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit.

     (e) Tax Consequences

     Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any federal income tax. However, each investor in the Portfolio will take into account its allocable share of the Portfolio's ordinary income and capital gain in determining its federal income tax liability. The determination of each such share will be made in accordance with the governing instruments of the Portfolio, which are intended to comply with the requirements of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

ITEM 8.  DISTRIBUTION ARRANGEMENTS

     Not applicable.

                                     PART B

ITEM 10.  COVER PAGE AND TABLE OF CONTENTS

                                                                            Page
     Portfolio History.......................................................B-1
     Description of the Portfolio and its Investments and Risks..............B-1
     Management of the Portfolio.............................................B-1
     Control Persons and Principal Holder of Securities......................B-2
     Investment Advisory and Other Services..................................B-2
     Brokerage Allocation and Other Practices................................B-2
     Capital Stock and Other Securities......................................B-2
     Purchase, Redemption and Pricing........................................B-3
     Taxation of the Portfolio ..............................................B-4
     Underwriters............................................................B-6
     Calculations of Performance Data........................................B-6
     Financial Statements....................................................B-7

ITEM 11.  PORTFOLIO HISTORY

     Not applicable.

ITEM 12.  DESCRIPTION OF THE PORTFOLIO AND ITS INVESTMENT RISKS

     Part A contains additional information about the investment objective and policies of the Portfolio. This Part B should be read in conjunction with Part
A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A.

     Registrant incorporates by reference additional information concerning the investment policies of the Portfolio as well as information concerning the investment restrictions of the Portfolio from "Strategies and Risks", "Investment Restrictions" and "Appendix B: Asian Region Countries" in the Feeder Fund SAI. The Portfolio's portfolio turnover rates for the fiscal years ended August 31, 1998 and 1997 were 100.53% and 48.12%, respectively.

ITEM 13.  MANAGEMENT OF THE PORTFOLIO

     a) - (d) Board of Trustees, Management Information and Compensation

     Registrant incorporates by reference information concerning the management of the Portfolio from "Management and Organization" in the Feeder Fund SAI.

     e) Sales Loads

     Not applicable.

ITEM 14.  CONTROL PERSONS AND PRINCIPAL HOLDER OF SECURITIES

     (a) - (b) Control persons and Principal Holders

     As of December 1, 1998, Eaton Vance controlled the Portfolio by virtue of owning approximately 99.97% of the outstanding voting interests in the Portfolio. Because Eaton Vance controls the Portfolio, Eaton Vance may take actions without the approval of any other investor. Eaton Vance has informed the Portfolio that whenever it is requested to vote on matters pertaining to the fundamental policies of the Portfolio, it will hold a meeting of shareholders and will cast its votes as instructed by its shareholders. It is anticipated that any other investor in the Portfolio which is an investment company registered under the 1940 Act would follow the same or a similar practice. Eaton Vance is a wholly-owned subsidiary of Eaton Vance Corporation, a corporation organized under the laws of the State of Maryland. The address of Eaton Vance is 24 Federal Street, Boston, MA 02110.

     (c) Management and Ownership

     The Trustees and officers of the Portfolio as a group own less than 1% of the Portfolio.

ITEM 15.  INVESTMENT ADVISORY AND OTHER SERVICES

     Registrant incorporates by reference information concerning investment advisory and other services provided to the Portfolio from "Investment Advisory and Administrative Services" and "Other Service Providers" in the Feeder Fund SAI.

ITEM 16.  BROKERAGE ALLOCATION AND OTHER PRACTICES

     Registrant incorporates by reference information concerning the brokerage practices of the Portfolio from "Portfolio Security Transactions" in the Feeder Fund SAI.

ITEM 17.  CAPITAL STOCK AND OTHER SECURITIES

     Under the Portfolio's Declaration of Trust, the Trustees are authorized to issue interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon dissolution of the Portfolio, the Trustees shall liquidate the assets of the Portfolio and apply and distribute the proceeds thereof as follows: (a) first, to the payment of all debts and obligations of the Portfolio to third parties including, without limitation, the retirement of outstanding debt, including any debt owed to holders of record of interests in the Portfolio ("Holders") or their affiliates, and the expenses of liquidation, and to the setting up of any reserves for contingencies which may be necessary; and (b) second, in accordance with the Holders' positive Book Capital Account balances after adjusting Book Capital Accounts for certain allocations provided in the Declaration of Trust and in accordance with the requirements described in Treasury Regulations
Section 1.704-1(b)(2)(ii)(b) (2). Notwithstanding the foregoing, if the Trustees shall determine that an immediate sale of part or all of the assets of the Portfolio would cause undue loss to the Holders, the Trustees, in order to avoid such loss, may, after having given notification to all the Holders, to the extent not then prohibited by the law of any jurisdiction in which the Portfolio is then formed or qualified and applicable in the circumstances, either defer liquidation of and withhold from distribution for a reasonable time any assets of the Portfolio except those necessary to satisfy the Portfolio's debts and obligations or distribute the Portfolio's assets to the Holders in liquidation. Certificates representing an investor's interest in the Portfolio are issued only upon the written request of a Holder.

     Each Holder is entitled to vote in proportion to the amount of its interest in the Portfolio. Holders do not have cumulative voting rights. The Portfolio is not required and has no current intention to hold annual meetings of Holders but the Portfolio will hold meetings of Holders when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters to a vote of Holders at a meeting. Any action which may be taken by Holders may be taken without a meeting if Holders holding more than 50% of all interests entitled to vote (or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust of the Portfolio) consent to the action in writing and the consents are filed with the records of meetings of Holders.

     The Portfolio's Declaration of Trust may be amended by vote of Holders of more than 50% of all interests in the Portfolio at any meeting of Holders or by an instrument in writing without a meeting, executed by a majority of the Trustees and consented to by the Holders of more than 50% of all interests. The Trustees may also amend the Declaration of Trust (without the vote or consent of Holders) to change the Portfolio's name or the state or other jurisdiction whose law shall be the governing law, to supply any omission or to cure, correct or supplement any ambiguous, defective or inconsistent provision, to conform the Declaration of Trust to applicable federal law or regulations or to the requirements of the Code, or to change, modify or rescind any provision, provided that such change, modification or rescission is determined by the Trustees to be necessary or appropriate and not to have a materially adverse effect on the financial interests of the Holders. No amendment of the Declaration of Trust which would change any rights with respect to any Holder's interest in the Portfolio by reducing the amount payable thereon upon liquidation of the Portfolio may be made, except with the vote or consent of the Holders of two-thirds of all interests. References in the Declaration of Trust and in Part A or this Part B to a specified percentage of, or fraction of, interests in the Portfolio, means Holders whose combined Book Capital Account balances represent such specified percentage or fraction of the combined Book Capital Account balance of all, or a specified group of, Holders.

     The Portfolio may merge or consolidate with any other corporation, association, trust or other organization or may sell or exchange all or substantially all of its assets upon such terms and conditions and for such consideration when and as authorized by the Holders of (a) 67% or more of the interests in the Portfolio present or represented at the meeting of Holders, if Holders of more than 50% of all interests are present or represented by proxy, or (b) more than 50% of all interests, whichever is less. The Portfolio may be terminated (i) by the affirmative vote of Holders of not less than two-thirds of all interests at any meeting of Holders or by an instrument in writing without a meeting, executed by a majority of the Trustees and consented to by Holders of not less than two-thirds of all interests, or (ii) by the Trustees by written notice to the Holders.

     The Declaration of Trust provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

ITEM 18.  PURCHASE, REDEMPTION, AND PRICING

     See Item 7 herein. Registrant incorporates by reference information concerning valuation of the Portfolio's assets from "Purchasing and Redeeming Shares - Calculation of Net Asset Value" in the Feeder Fund SAI.

ITEM 19.  TAXATION OF THE PORTFOLIO

     The Portfolio has been advised by tax counsel that, provided the Portfolio is operated at all times during its existence in accordance with certain organizational and operational documents, the Portfolio should be classified as a partnership under the Code, and it should not be a "publicly traded partnership" within the meaning of Section 7704 of the Code. Consequently, the Portfolio does not expect that it will be required to pay any federal income tax, and each investor in the Portfolio will be required to take into account in determining its federal income tax liability its share of the Portfolio's income, gains, losses, deductions and credits.

     Under Subchapter K of the Code, a partnership is considered to be either an aggregate of its members or a separate entity, depending upon the factual and legal context in which the question arises. Under the aggregate approach, each partner is treated as an owner of an undivided interest in partnership assets and operations. Under the entity approach, the partnership is treated as a separate entity in which partners have no direct interest in partnership assets and operations. The Portfolio has been advised by tax counsel that, in the case of an investor in the Portfolio that seeks to qualify as a RIC, the aggregate approach should apply, and each such investor should accordingly be deemed to own a proportionate share of each of the assets of the Portfolio and to be entitled to the gross income of the Portfolio attributable to that share for purposes of all requirements of Sections 851(b), 852(b)(5), 853(a) and 854 of the Code. Further, the Portfolio has been advised by tax counsel that each investor in the Portfolio that seeks to qualify as a RIC should be deemed to hold its proportionate share of the Portfolio's assets for the period the Portfolio has held the assets or for the period the investor has been a partner, for purposes of Subchapter K of the Code, in the Portfolio, whichever is shorter. Investors should consult their tax advisers regarding whether the entity or the aggregate approach applies to their investment in the Portfolio in light of their particular tax status and any special tax rules applicable to them.

     In order to enable a Holder (that is otherwise eligible) to qualify as a RIC, the Portfolio intends to satisfy the requirements of Subchapter M of the Code relating to sources of income and diversification of assets as if they were applicable to the Portfolio and to permit withdrawals in a manner that will enable a Holder which is a RIC to comply with the distribution requirements applicable to RICs (including those under Sections 852 and 4982 of the Code). The Portfolio will allocate at least annually to each Holder such Holder's distributive share of the Portfolio's net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit in a manner intended to comply with the Code and applicable Treasury regulations. Tax counsel has advised the Portfolio that the Portfolio's allocations of taxable income and loss should have "economic effect" under applicable Treasury regulations.

     To the extent the cash proceeds of any withdrawal (or, under certain circumstances, such proceeds plus the value of any marketable securities distributed to an investor) ("liquid proceeds") exceed a Holder's adjusted basis of his interest in the Portfolio, the Holder will generally realize a gain for federal income tax purposes. If, upon a complete withdrawal (redemption of the entire interest), a Holder receives only liquid proceeds (and/or unrealized receivables) and the Holder's adjusted basis of his interest exceeds the liquid proceeds of such withdrawal, the Holder will generally realize a loss for federal income tax purposes. In addition, on a distribution to a Holder from the Portfolio (whether pursuant to a partial or complete withdrawal or otherwise),
(1) income or gain will be recognized if the distribution is in liquidation of the Holder's entire interest in the Portfolio and includes a disproportionate share of any unrealized receivables held by the Portfolio and (2) gain or loss may be recognized on a distribution to a Holder that contributed property to the Portfolio. The tax consequences of a withdrawal of property (instead of or in addition to liquid proceeds) will be different and will depend on the specific factual circumstances. A Holder's adjusted basis of an interest in the Portfolio will generally be the aggregate prices paid therefor (including the adjusted basis of contributed property and any gain recognized on the contribution thereof), increased by the amounts of the Holder's distributive share of items of income (including interest income exempt from federal income tax) and realized net gain of the Portfolio, and reduced, but not below zero, by (i) the amounts of the Holder's distributive share of items of Portfolio loss, and (ii) the amount of any cash distributions (including distributions of interest income exempt from federal income tax and cash distributions on withdrawals from the Portfolio) and the basis to the Holder of any property received by such Holder other than in liquidation, and (iii) the Holder's distributive share of the Portfolio's nondeductible expenditures not properly chargeable to capital account. Increases or decreases in a Holder's share of the Portfolio's liabilities may also result in corresponding increases or decreases in such adjusted basis.

     Foreign exchange gains and losses realized by the Portfolio and allocated to the investors in connection with the Portfolio's investments in foreign securities and certain foreign currency related options, futures or forward contracts or foreign currency may be treated as ordinary income and losses under special tax rules. Certain options, futures or forward contracts of the Portfolio may be required to be marked to market (i.e., treated as if closed out) on the last day of each taxable year, and any gain or loss realized with respect to these contracts may be required to be treated as 60% long-term and 40% short-term gain or loss. Positions of the Portfolio in foreign securities and offsetting options, futures or forward contracts may be treated as "straddles" and be subject to other special rules that may affect the amount, timing and character of the Portfolio's income, gain or loss and its allocations among investors. Certain uses of foreign currency and foreign currency derivatives such as options, futures, forward contracts and swaps and investment by the Portfolio in the stock of certain "passive foreign investment companies" may be limited or a tax election may be made, if available, in order to enable an investor that is a RIC to preserve its qualification as a RIC or to avoid imposition of a tax on such an investor.

     The Portfolio anticipates that it will be subject to foreign taxes on its income (including, in some cases, capital gains) from foreign securities. Tax conventions between certain countries and the U.S. may reduce or eliminate such taxes.

     The Portfolio will allocate at least annually to its investors their respective distributive shares of any net investment income and net capital gains which have been recognized for federal income tax purposes (including unrealized gains at the end of the Portfolio's fiscal year on certain options and futures transactions that are required to be marked-to-market).

     An entity that is treated as a partnership under the Code, such as the Portfolio, is generally treated as a partnership under state and local tax laws, but certain states may have different entity classification criteria and may therefore reach a different conclusion. Entities that are classified as partnerships are not treated as taxable entities under most state and local tax laws, and the income of a partnership is considered to be income of partners both in timing and in character. The laws of the various states and local taxing authorities vary with respect to the status of a partnership interest under state and local tax laws, and each holder of an interest in the Portfolio is advised to consult his own tax adviser.

     The foregoing discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies and financial institutions. Investors should consult their own tax advisers with respect to special tax rules that may apply in their particular situations, as well as the state, local or foreign tax consequences of investing in the Portfolio.

ITEM 20.  UNDERWRITERS

     The placement agent for the Portfolio is EVD. Investment companies,  common
and  commingled  trust  funds  and  similar   organizations   and  entities  may
continuously invest in the Portfolio.

ITEM 21.  CALCULATION OF PERFORMANCE DATA

     Not applicable.

ITEM 22.  FINANCIAL STATEMENTS

     The following unaudited financial statements of the Portfolio are included herein.

     Portfolio of Investments as of August 31, 1998 (Unaudited)
     Statement of Assets and Liabilities as of August 31, 1998 (Unaudited) Statement of Operations for the fiscal year ended August 31, 1998 (Unaudited)
     Statement of Changes in Net Assets for the fiscal years ended August 31, 1998 and 1997 (Unaudited)
     Supplementary Data for the fiscal years ended August 31, 1998 and 1997 (Unaudited)
     Notes to Financial Statements (Unaudited)

                      Portfolio of Investments (Unaudited)

                         Asian Small Companies Portfolio
                                 August 31, 1998

                                                                    Market
   Shares                  Description                              Value
--------------             -----------                              -----
Common Stocks - 80.9%
Australia - 0.9%
     350,000        Kinetic Power Ltd. *                    $             - **
     150,000        Novus Petroleum Ltd.                            141,483
                                                            --------------------
                    Total                                           141,483
                                                            --------------------

Hong Kong - 24.2%
   2,020,000        Cafe De Coral Holdings Ltd.                     566,961
  12,814,000        Champion Technology Holdings Ltd.               147,169
     300,000        CIM Company Ltd.*                                     - **
     454,000        Dah Sing Financial Holdings                     345,661
     922,000        First Tractor Co. - Class H                     164,192
   2,920,000        Giordano International Ltd.                     301,450
   1,250,000        Legend Holdings Ltd.                            224,216
     778,000        Li & Fung Ltd.                                  913,616
   3,462,000        Pacific Ports Co. Ltd.                          290,391
   5,104,000        Stone Electronic Technology Ltd.                322,737
   3,050,000        United Pacific Industries                       373,909
      56,500        VTech Holdings Ltd.                             198,317
                                                            --------------------
                    Total                                         3,848,619
                                                            --------------------

India - 25.3%
      61,400        Dr. Reddy's Laboratories Ltd.                   597,756
      23,000        Hoechst Schering Agrevo Ltd.+                   346,284
      26,800        Infosys Technologies Ltd.                     1,614,637
   1,166,900        Reliance Petroleum Ltd.*                        496,669
      22,900        Wipro Ltd.*                                     984,121
                                                            --------------------
                    Total                                         4,039,467
                                                            --------------------

Indonesia - 0.0%
      50,000        PT Mustika Ratu Tbk                               4,352
                                                            --------------------

Korea - 1.8%
      23,150        Suheung Capsule                                 278,978
                                                            --------------------

New Zealand - 0.2%
     280,400        Dairy Brands Ltd. *                              30,563
                                                            --------------------

Pakistan - 0.8%
         500        Faysal Bank Ltd.                                     87
       9,360        Lever Brothers Pakistan Ltd.                    119,821
                                                            --------------------
                    Total                                           119,908
                                                            --------------------

    The accompanying notes are an integral part of the financial statements.

Philippines - 0.8%
   5,750,000        Pryce Properties Corp.*                         128,506
   1,450,000        Sinophil Corp.                                    4,794
                                                            --------------------
                    Total                                           133,300
                                                            --------------------

Singapore - 10.3%
     670,000        Avimo Group Ltd.                                716,577
     927,500        Computers - Integrated Systems                  616,070
     125,000        Flextech Holdings Ltd. - Loan Stock*             29,552
     600,000        Flextech Holdings Ltd.                          113,143
      66,000        Venture Manufacturing (Singapore) Ltd.          167,182
                                                            --------------------
                    Total                                         1,642,524
                                                            --------------------

Sri Lanka - 1.4%
     360,000        Lanka Lubricants                                216,459

Thailand - 7.5%
     150,000        Mah Boon Krong Properties - D                    55,936
      34,300        Matichon Public Co. Ltd.                         29,060
     646,000        Thai Reinsurance Public Co. Ltd.                925,059
      54,300        Thai Union Frozen Products Public Co. Ltd       177,544
                                                            --------------------
                    Total                                         1,187,599
                                                            --------------------

United States - 7.7%
   1,286,700        Dairy Farm International Holdings Ltd.        1,222,365
                                                            --------------------

                    Total Common Stocks (Cost $18,102,476)       12,865,617
                                                            --------------------

Warrants - 0.0%
Singapore - 0.0%
     167,940        Flextech Holdings  (Exp. 10/22/02)                7,090
                                                            --------------------
                    Total Warrants (Cost $17,524)                     7,090
                                                            --------------------
                    Total Investments - 80.9%
                       (Cost $18,120,000)                        12,872,707
                    Other assets in excess of
                       liabilities - 19.1%                        3,040,692
                                                            --------------------
                    Total Net Assets - 100.0%               $    15,913,399
                                                            --------------------

*   Non-income producing security.
**  Fair valued by Manager.
+   Name changed to Agrevo India Ltd. subsequent to year-end.


    The accompanying notes are an integral part of the financial statements.

                       Statement of Assets and Liabilities

                         Asian Small Companies Portfolio
                           August 31, 1998 (Unaudited)


Assets:
Investments, at value (cost $18,120,000)             $      12,872,707
Cash                                                         2,492,633
Receivable for investments sold                                550,279
Dividends receivable                                            24,934
                                                     -----------------
  Total assets                                              15,940,553
                                                     -----------------

Liabilities:
Payable to bank                                                 13,579
Accrued custody fee                                             10,219
Accrued foreign cap gains tax                                    3,356
                                                     -----------------
  Total liabilities                                             27,154
                                                     -----------------
  Net assets                                         $      15,913,399
                                                     =================

Net Assets:
Applicable to Investors' Beneficial Interests        $      15,913,399
                                                     =================
Cost of investments                                  $      18,120,000
                                                     =================


    The accompanying notes are an integral part of the financial statements.

                             Statement of Operations

                         Asian Small Companies Portfolio
                 For the Year Ended August 31, 1998 (Unaudited)

Investment Income:
Dividend income                                        $       170,306
Less:     Foreign withholding taxes                             (5,918)
          Interest expense                                        (921)
                                                       ------------------
  Total income                                                 163,467
                                                       ------------------

Expenses:
Withholding tax expense                                              -
Custody expense                                                 44,728
Organizational exepense                                              -
                                                       ------------------
  Total expenses                                                44,728
                                                       ------------------
  Net investment income                                        118,739
                                                       ------------------

Realized and Unrealized Gain (Loss)on Investments
and Foreign Currency:
For Net realized gain (loss) on:
  Investments                                               (4,766,407)
  Foreign currency transactions                                (70,951)
Net change in unrealized appreciation/depreciation on:
  Investments                                               (4,484,447)
  Foreign currency translations                                  4,812
                                                       ------------------
Net Realized and Unrealized Loss on Investments
and Foreign Currency                                        (9,316,993)
                                                       ------------------
Net Decrease in Net Assets Resulting from
Operations                                             $    (9,198,254)
                                                       ==================


    The accompanying notes are an integral part of the financial statements.

                       Statement of Changes in Net Assets

                         Asian Small Companies Portfolio
      For the Years Ended August 31, 1998 and August 31, 1997 (Unaudited)

                                                               Year Ended         Year Ended
                                                            August 31, 1998     August 31, 1997
INCREASE (DECREASE) IN NET ASSETS:
OPERATIONS-
Net investment income (loss)                                $      118,739      $       138,152
Net realized gain (loss) on investments
  and foreign curency                                            (4,837,358)          6,241,050
Net change in unrealized
  appreciation/depreciation on investments
  and foreign currency transactions                              (4,479,635)         (3,884,406)
                                                            ----------------    ----------------
Net increase (decrease) in net assets
  resulting from operations                                      (9,198,254)          2,494,796
                                                            ----------------    ----------------
CAPITAL TRANSACTIONS:
Proceeds from contributions                                      16,801,362             500,000
Withdrawals                                                               -         (11,450,193)
                                                            ----------------    ----------------
Net increase in net assets from capital transactions             16,801,362         (10,950,193)
                                                            ----------------    ----------------
     Total increase in net assets                                 7,603,108          (8,455,397)
NET ASSETS:
Beginning of period                                               8,310,291          16,765,688
                                                            ----------------    ----------------
End of period                                               $    15,913,399     $     8,310,291
                                                            ================    ================


    The accompanying notes are an integral part of the financial statements.

                               Supplementary Data

                        Asian Small Companies Portfolios
                           August 31, 1998 (Unaudited)

                                                Year Ended          Year Ended
                                             August 31, 1998     August 31, 1997
RATIOS AND SUPPLMENETAL DATA:
Net assets, end of period (000's)            $       159,134     $        83,103
Portfolio Turnover                                   100.53%              48.12%
Ratios to average net assets
Expenses                                               0.50%               0.44%
Net investment income                                  1.34%               0.97%



    The accompanying notes are an integral part of the financial statements.

Notes to Financial Statements (Unaudited)

   1.  Significant Accounting Policies
   Asian Small Companies Portfolio (the Portfolio) is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company which was organized as a trust under the laws of the State of New York on January 19,1996. The Declaration of Trust permits the Trustees to issue interests in the Portfolio. The following is a summary of significant accounting policies of the Portfolio. The policies are in conformity with accounting principles generally accepted in the United States.

   A. Investment Valuation
   Marketable securities, including options, that are listed on foreign or U.S. securities exchanges or in the NASDAQ National Market System are valued at closing sale prices, on the exchange where such securities are principally traded. Futures positions on securities or currencies are generally valued at closing settlement prices. Unlisted or listed securities for which closing sales prices are not available are valued at the mean between the latest bid and asked prices. Short term debt securities with a remaining maturity of 60 days or less are valued at amortized cost which approximates value. Other fixed income and debt securities, including listed securities and securities for which price quotations are available, will normally be valued on the basis of valuations furnished by a pricing service. Investments for which valuations or market quotations are unavailable are valued at fair value using methods determined in good faith by or at the direction of the Trustees.

   B. Income
   Dividend income is recorded on the ex-dividend date. However, if the ex-dividend date has passed, certain dividends from securities are recorded as the Portfolio is informed of the ex-dividend date. Interest income is recorded on the accrual basis.

   C. Federal Taxes
   The Portfolio has elected to be treated as a partnership for United States Federal tax purposes. No provision is made by the Portfolio for federal or state taxes on any taxable income of the Portfolio because each investor in the Portfolio is individually responsible for the payment of any taxes on its share of such income. Since some of the Portfolio's investors are regulated investment companies that invest all or substantially all of their assets in the Portfolio, the Portfolio normally must satisfy the applicable source of income and diversification requirements (under the Internal Revenue Code) in order for its investors to satisfy them. The Portfolio will allocate, at least annually among its investors, each investor's distributive share of the Portfolio's net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit. Withholding taxes on foreign dividends and capital gains have been provided for in accordance with the Portfolio's understanding of the applicable countries' tax rules and rates.

   D. Futures Contracts
   Upon the entering of a financial futures contract, the Portfolio is required to deposit (initial margin) either cash or securities in an amount equal to a certain percentage of the purchase price indicated in the financial futures contract. Subsequent payments are made or received by the Portfolio (margin maintenance) each day, dependent on the daily fluctuations in the value of the underlying security, and are recorded for book purposes as unrealized gains or losses by the Portfolio. The Portfolio's investment in financial futures contracts is designed only to hedge against anticipated future changes in interest or currency exchange rates. Should interest or currency exchange rates move unexpectedly, the Portfolio may not achieve the anticipated benefits of the financial futures contracts and may realize a loss. If the Portfolio enters into a closing transaction, the Portfolio will realize, for book purposes, a gain or loss equal to the difference between the value of the financial futures contract to sell and financial futures contract to buy.

   E. Foreign Currency Translation
   Investment valuations, other assets, and liabilities initially expressed in foreign currencies are converted each business day into U.S. dollars based upon current exchange rates. Purchases and sales of foreign investment securities and income and expenses are converted into U.S. dollars based upon currency exchange rates prevailing on the respective dates of such transactions. Recognized gains or losses on investment transactions attributable to foreign currency rates are recorded for financial statement purposes as net realized gains and losses on investments. That portion of unrealized gains and losses on investments that result from fluctuations in foreign currency exchange rates are not separately disclosed.

   F. Forward Foreign Currency Exchange Contracts
   The Portfolio may enter into forward foreign currency exchange contracts for the purchase or sale of a specific foreign currency at a fixed price on a future date. Risk may arise upon entering these contracts from the potential inability of counterparties to meet the terms of their contracts and from movements in the value of a foreign currency relative to the U.S. dollar. The Portfolio will enter into forward contracts for hedging purposes as well as non-hedging purposes. The forward foreign currency exchange contracts are adjusted by the daily exchange rate of the underlying currency and any gains or losses are recorded for financial statement purposes as unrealized until such time as the contracts have been closed or offset.

   G. Other
   Investment transactions are accounted for on a trade date basis.

   H. Use of Estimates
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

   2.  Investment Transactions
   Purchases and sales of investments, other than short-term obligations, aggregated $21,258,112 and $8,291,426, respectively.

   3.  Federal Income Tax Basis of Investments
   The  cost  and  unrealized  appreciation   (depreciation)  in  value  of  the
   investments owned at August 31, 1998, as computed on a federal income tax basis, are as follows:

   Aggregate Cost                           $   18,120,000
   Gross Unrealized Appreciation                   173,369
   Gross Unrealized Depreciation                (5,420,662)
                                            ----------------
   Net Unrealized                               (5,247,293)

   4.  Line of Credit
   The Portfolio participates with other portfolios and funds managed by EVM and its affiliates in a $100 million unsecured line of credit agreement with a group of banks. The Portfolio may temporarily borrow from the line of credit to satisfy redemption requests or settle investment transactions. Interest is charged to each portfolio or fund based on its borrowings at an amount above the Eurodollar rate or Federal Funds rate. In addition, a fee computed at an annual rate of 0.10% on the daily unused portion of the line of credit is allocated among the participating portfolios and funds at the end of each quarter. The Portfolio did not have any significant borrowings or allocated fees during the period.

   5.  Risk Associated with Foreign Investments
   Investing in securities issued by companies whose principal business activities are outside the United States may involve significant risks not present in domestic investments. For example, there is generally less publicly available information about foreign companies, particularly those not subject to the disclosure and reporting requirements of the U.S. securities laws. Foreign issuers are generally not bound by uniform accounting, auditing, and financial reporting requirements and standards of practice comparable to those applicable to domestic issuers. Investment in foreign securities also involves the risk of possible adverse changes in investment or exchange control regulations, expropriation or confiscatory taxation, limitation on the removal of funds or other assets of the
   Portfolio, political or financial instability or diplomatic and other developments which could affect such investments. Foreign stock markets, while growing in volume and sophistication, are generally not as developed as those in the United States, and securities of some foreign issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable U.S. companies. In general, there is less overall governmental supervision and regulation of foreign securities markets, broker-dealers, and issuers than in the United States.

   6.  Financial Instruments
   The Portfolio regularly trades in financial instruments with off-balance sheet risk in the normal course of its investing activities to assist in managing exposure to various market risks. These financial instruments include forward foreign currency exchange contracts and futures contracts and may involve, to a varying degree, elements of risk in excess of the amounts recognized for financial statement purposes. The notional or contractual amounts of these instruments represent the investment the Portfolio has in particular classes of financial instruments and does not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered. At August 31, 1998, there were no outstanding obligations under these financial instruments.

                                     PART C

ITEM 23. EXHIBITS

     (a) (1) Declaration of Trust dated January 19, 1996 filed as Exhibit No. 1 to the Registrant's original Registration Statement filed with the Commission on February 5, 1996 and incorporated herein by reference (the "Original Registration Statement").

          (2) Amendment to Declaration of Trust dated June 22, 1998 filed herewith.

     (b) By-Laws of the Registrant as adopted January 19, 1996 filed as Exhibit No. 2 to the Original Registration Statement and incorporated herein by reference.

     (c)  Reference is made to Item 23(a) and 23(b) above.

     (d) Investment Advisory Agreement between the Registrant and Lloyd George Investment Management (Bermuda) Limited dated February 21, 1996 filed as Exhibit No. 5 to Amendment No. 1 and incorporated herein by reference.

     (e) Placement Agent Agreement with Eaton Vance Distributors, Inc. dated November 1, 1996 a substantially similar copy of which was filed as Exhibit No. 6 to Amendment No. 3 to the Registration Statement of Growth Portfolio, File No. 811-8558, and is incorporated herein by reference. (The document differs only with respect to the name of the executing parties.)

     (f) The Securities and Exchange Commission has granted the Registrant an exemptive order that permits the Registrant to enter into deferred compensation arrangements with its independent Trustees. See In the Matter of Capital Exchange Fund, Inc., Release No. IC-20671 (November 1, 1994).

     (g) Custodian Agreement with Investors Bank & Trust Company dated February 21, 1996 filed as Exhibit No. 8 to Amendment No. 1 and incorporated herein by reference.

     (h) Administration Agreement between the Registrant and Eaton Vance Management dated February 21, 1996 filed as Exhibit No. 9 to Amendment No. 1 and incorporated herein by reference.

     (l) Investment representation letter of Eaton Vance Management dated January 26, 1996 filed as Exhibit No. 13 to the Original Registration Statement and incorporated herein by reference.

ITEM 24.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

     Not applicable.

ITEM 25.  INDEMNIFICATION

     Article V of the Registrant's Declaration of Trust contains indemnification provisions for Trustees and officers. The Trustees and officers of the Registrant and the personnel of the Registrant's investment adviser are insured under an errors and omissions liability insurance policy.

     The Placement Agent Agreement also provides for reciprocal indemnity of the placement agent, on the one hand, and the Trustees and officers, on the other.

ITEM 26.  BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER

     Reference is made to: (i) the information set forth under the caption "Management and Organization" in the Statement of Additional Information; (ii) the Eaton Vance Corp. 10-K filed under the Securities Exchange Act of 1934 (File No. 1-8100); and (iii) the Forms ADV of Eaton Vance (File No. 801-15930), BMR (File No. 801-43127) and Lloyd George (Hong Kong) (File No. 801-40890) filed with the Commission, all of which are incorporated herein by reference.

ITEM 27.  PRINCIPAL UNDERWRITERS

     Not applicable.

ITEM 28.  LOCATION OF ACCOUNTS AND RECORDS

     All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the 1940 Act and the Rules promulgated thereunder are in the possession and custody of the Registrant's custodian, Investors Bank & Trust Company, 200 Clarendon Street, Boston, MA 02116, with the exception of certain corporate documents and portfolio trading documents which are in the possession and custody of the Registrant's investment adviser at 3808 One Exchange Square, Central, Hong Kong. The Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of the Registrant's investment adviser.

ITEM 29.  MANAGEMENT SERVICES

     Not applicable.

ITEM 30.  UNDERTAKINGS

     Not applicable.

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. 3 to the Registrant's Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston and Commonwealth of Massachusetts on the 29th day of December, 1998.


                              ASIAN SMALL COMPANIES PORTFOLIO


                              By:  /s/  James B. Hawkes
                                   ------------------------------------------
                                        James B. Hawkes, Vice President

                                INDEX TO EXHIBITS

Exhibit No.    Description of Exhibit
-----------    ----------------------

(a)(2)         Amendment to Declaration of Trust dated June 22, 1998.